Exhibit 10.5

SUCCESSOR RETIREMENT PLAN FOR DIRECTORS

        WHEREAS, General Dynamics Corporation (the “Corporation”) maintained a retirement plan for certain non-employee members of its Board of Directors (the “Directors Retirement Plan”);

        WHEREAS, the Board of Directors of the Corporation (the “Board”) terminated the Directors Retirement Plan effective December 1, 1999;

        NOW, THEREFORE, notwithstanding any provisions of the Directors Retirement Plan to the contrary, effective December 1, 1999, the following provisions shall govern the unpaid accrued benefits under the Directors Retirement Plan.

1.     The value of the unpaid accrued benefits under the Directors Retirement Plan shall be deferred and paid under this Successor Retirement Plan (the “Plan”) according to the provisions described below.

2.     As of December 1, 1999, each director listed on Schedule A attached hereto (each an “eligible director”) shall be given an irrevocable option to convert the entire actuarial lump sum value (as determined below) of such eligible director’s vested benefit in the Directors Retirement Plan into either (a) a deemed cash account or (b) a number of “phantom shares” of the Corporation’s common stock, par value $1.00 per share (the “Common Stock”) determined by dividing the actuarial lump sum value determined below by the average of the high and low market price of the Common Stock on the New York Stock Exchange on December 1, 1999. Such deemed amount of cash or phantom shares shall be credited to a Plan account established and maintained for each eligible director. The account shall not require segregation of any Corporation assets and shall at all times remain subject to the claims of the Corporation’s general creditors.

The actuarial lump sum value shall be determined as of December 1, 1999, which value shall assume the benefit is payable for life and that the eligible director would have retired at age 75 and began receiving annual payments guaranteed for the longer of ten years or the number of completed years of service as an outside director as of December 31, 1999, and based on the 1984 Unisex Pension Table with a one year setback and a discount rate of 7% per annum compound.

3.     From December 1, 1999 until retirement, (a) amounts converted into the deemed cash account shall be credited with interest at prime rate (as set by The Northern Trust Company of Chicago, or its successor) on the last day of each calendar quarter and (b) amounts converted into phantom shares shall be adjusted upward or downward based on the value of Common Stock and shall be credited with stock dividend equivalents when the Corporation issues dividends on Common Stock.

4.     Any dividend equivalents credited to an eligible director’s account shall be reinvested in phantom shares of the Common Stock based on the average of the high and low market price of Common Stock on the New York Stock Exchange on the payment date of the dividend with respect to which such dividend equivalents are credited.

5.     Benefits under the Plan are payable upon retirement as provided in this Section. As of the eligible director’s retirement or death (if sooner), the Corporation shall determine the value of the eligible director’s account. If the eligible director had elected a deemed cash account, the value of such account shall be based on the method described in Section 3. If the eligible director had elected to take phantom shares, the eligible director’s account shall be valued as of the eligible director’s retirement date based on the average of the high and low market price of the Common Stock on the New York Stock Exchange as of that date. Prior to retirement (or such other period as the Board may, in its discretion, determine) an eligible director shall make an election in writing to receive the value of the eligible director’s account as determined above in either: (a) ten (10) installments with the first installment to be paid as soon as practical following the eligible director’s retirement date and the additional nine (9) installments to be paid annually on or about the eligible director’s anniversary of retirement, or (b) a lump sum payment which shall be paid within ten (10) business days of the director’s retirement. Any such election may be changed or revoked at any time prior to the eligible director’s retirement date shall be given effect (or such other period of time as the Board may, in its discretion, determine). If no election is made or if the election is determined to be invalid, payment shall be in such form as determined by the Board in its sole discretion. Payments under the Plan shall be in cash. If an eligible director elects to receive his account in annual installments, during the period he receives such annual installments his account shall be credited with interest at prime rate (as set by The Northern Trust Company of Chicago, or its successor) which interest shall be paid in full with the next installment payment.

6.     No eligible director shall be entitled to any voting rights with respect to the phantom stock in the eligible director’s account. The phantom stock under the Plan does not have any of the rights of the Common Stock other than to receive dividend equivalents. In the event of any change in the outstanding shares of the Common Stock by reason of a stock split, dividend, combination or similar transaction, the phantom stock shall be automatically proportionally adjusted in an equitable manner.

7.     All eligible director accounts are subject to the general creditors of the Corporation and are unfunded promises to pay amounts in the future. Such eligible director accounts may not be assigned nor alienated.

8.     In the event of the death of an eligible director, any unpaid amounts in the eligible director’s account shall be paid to the eligible director’s designated beneficiary. If no beneficiary is designated, such amounts shall be paid to the eligible director’s estate. Amounts paid to a designated beneficiary or to an estate shall be in a lump sum.

9.     The Board shall have complete power and authority to amend and terminate the Plan. The Board shall have complete power and authority to interpret and administer the Plan, to adopt, amend and rescind rules and regulations, and to establish terms and conditions, not inconsistent with the provisions of the Plan, for the administration and implementation of the Plan, provided, however, that the Board may not make any changes that would adversely affect the rights of an eligible director who retired prior to the date of the change without the consent of such director. No benefits shall be payable from this Plan if the Board determines in its sole discretion that a director is not entitled to such benefits.

Schedule A

Julius W. Becton, Jr.
James S. Crown
Charles H. Goodman
George A. Joulwan
Paul G. Kaminski
Carl E. Mundy, Jr.
Carlisle A. H. Trost

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